                                                                    Exhibit 12.1

                               Levitt Corporation
                Calculation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

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
                                                              Year ended December 31,
                                              --------------------------------------------------------
                                                2003        2002        2001        2000        1999
                                              --------    --------    --------    --------    --------
EARNINGS:
Pre-tax income from operations before
   adjustment for income or loss from
   equity investees                           $ 35,389      20,347       9,308      10,086       4,849
Fixed charges                                    7,924       8,057       6,226       7,967       1,102
  Add: Amortization of capitalized interest      6,425       6,174       4,820       1,775          --
Distributed income from equity investees           483         849       2,888       1,141         809
Capitalized interest                            (7,691)     (7,668)     (6,046)     (6,652)       (101)

                                              --------    --------    --------    --------    --------
                                              $ 42,530      27,759      17,196      14,317       6,659
                                              ========    ========    ========    ========    ========

FIXED CHARGES:
Interest expense                              $    233         389         180       1,315       1,001
Interest capitalized                             7,691       7,668       6,046       6,652         101
                                              --------    --------    --------    --------    --------
                                              $  7,924       8,057       6,226       7,967       1,102
                                              ========    ========    ========    ========    ========

Ratio                                             5.37        3.45        2.76        1.80        6.04

Dollar deficiency                             $                 --          --          --          --
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